Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements of CFS Bancorp, Inc. on Form S-8, as amended (File Nos. 333-62053, 333-62049, 333-84207, 333-105687), of our reports dated March 12, 2007 on the consolidated financial statements of CFS Bancorp, Inc. as of and for the two years ended December 31, 2006 and on our audit of internal control over financial reporting of CFS Bancorp, Inc. as of December 31, 2006, which reports are included in this Annual Report on Form 10-K.

/s/ BKD, LLP

Indianapolis, Indiana
March 12, 2007

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